EXHIBIT (a)(1)

                           MITEL NETWORKS CORPORATION

                                OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON SHARES

              The offer expires at midnight, Eastern Standard Time,
                 on January 23, 2004 unless we extend the offer

                                   ----------

      Mitel Networks Corporation is referred to in this Offer to Exchange as "we" or "us" and eligible employees are referred to in this Offer to Exchange as "you."

      All references to dollars or $ in this Offer to Exchange are to Canadian dollars. Please see Appendix A to this Offer to Exchange for exchange rates to the U.S. dollar.

                                   ----------

      We are offering to our eligible employees the opportunity to tender to us their outstanding, unexercised options to purchase our common shares in exchange for grants of new options.

      If you tender your eligible options to us for exchange, they will be cancelled and you will receive new options, which will represent the right to receive the same number of common shares as the corresponding options that you tendered. The exercise price of each new option will be set by our Board of Directors, but in any event, shall not be lower than the fair market value of a common share on the date of grant.

      Each new option will expire on the fifth anniversary of the grant date of the new options. Furthermore, each new option will vest in four equal installments commencing one year from the grant date.

      We expect to grant the new options to you on the first business day which is at least six months and one day after the date upon which we cancel all options validly tendered for exchange.

                                   ----------

      This document is important and requires your immediate attention. If you are in any doubt as to the action you should take, or the contents of this document, you should immediately consult your usual financial or tax advisor. In the UK this will be your stockbroker or other independent financial or tax advisor duly authorized under the Financial Services and Markets Act 2000 who specializes in advising on the acquisition of shares and other securities. This document is exempt from the general restriction on the communication of invitations or inducements to engage in investment activity under Section 21 of that Act and has not been approved for the purposes of that section by an authorized person.

                                   ----------

                                December 23, 2003
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                                Table of Contents

                                                                            Page
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SUMMARY OF TERMS...............................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER...................................10

THE OFFER.....................................................................12

  1. Purpose of the Offer.....................................................12
  2. Eligibility..............................................................12
  3. Number of Options........................................................14
  4. Procedures for Participating in the Offer................................14
  5. Acceptance of Options for Exchange and Issuance of New Options...........16
  6. Extension of Offer; Termination; Amendment...............................17
  7. Conditions of the Offer..................................................18
  8. Price Range of Common Shares.............................................20
  9. Consideration; Terms of New Options......................................20
  10. Information Concerning Mitel Networks Corporation.......................23
  11. Interests of Directors and Executive Officers; Transactions and
      Arrangements Concerning the Options and Our Common Shares...............25
  12. Accounting Consequences of the Offer....................................26
  13. Legal Matters; Regulatory Approval......................................27
  14. Material Tax Consequences...............................................27
  15. Fees and Expenses.......................................................30
  16. Additional Information..................................................30
  17. Forward Looking Statements..............................................31
  18. Miscellaneous...........................................................31

      Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options.

      We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
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                                SUMMARY OF TERMS

      The following Summary of Terms contains the most material terms of the offer. We urge you to read it carefully. We also urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information not contained in this Summary of Terms. We have included references to the relevant sections elsewhere in this Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms. We have included information regarding certain risks of participating in the offer commencing immediately after this Summary of Terms.

      In addition, we urge you to review the information in our annual report on Form 20-F for the year ended April 27, 2003 as it contains important financial information and other relevant information about us. This document may be obtained without charge from us or from the Securities and Exchange Commission. Please see Section 16 in this Offer to Exchange for additional information on where and how this document can be obtained.

                         General Discussion of the Offer

1.    What is the Offer?

      The offer is a voluntary program permitting eligible employees to tender their outstanding eligible stock options and exchange such options for new stock options.

2.    Why are we making the offer?

      All of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current fair market value of our common shares, thus reducing their value as a means to develop the interest of and provide an incentive to our employees in our growth and development. By giving our employees the opportunity to exchange their outstanding eligible options for options that will be priced relative to market conditions at the replacement grant date, we are providing our employees with the potential to get more value from their options in the future, thereby creating an incentive for them to remain with us and contribute to meeting our business and financial objectives, as well as to create value for our stockholders. This is a unique, one-time offer and you should take this into account in deciding whether to participate and tender your options for exchange.

      Please see Section 1 and Section 12 in this Offer to Exchange for additional information.

3. Is the offer conditioned on the occurrence or non-occurrence of any events?

      The offer is not conditioned on a minimum number of employees tendering their options for exchange or a minimum number of options being tendered. The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. Once the offer has expired, the conditions will no longer apply. The events include, among other things:

      o     an actual or reasonably expected change in accounting principles;

      o     a lawsuit challenging the offer; or

      o     a   third-party   tender  offer  for  our  common  shares  or  other
            acquisition proposal.

      Please see Section 7 in this Offer to Exchange for additional information.

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4.    Are you  obligated  to  participate  in the  offer?  If you  choose not to participate, do you have to do anything?

      No. You do not have to participate in the offer and there will be no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect your employment status in any way. Again, it is entirely up to you and we cannot advise you of what action you should take.

      If you decide not to participate in the offer, you do not need to do anything.

      Please see Section 4 in this Offer to Exchange for additional information.

5.    Why don't we simply lower the price of your options?

      Lowering the exercise price of outstanding options could result, under applicable financial accounting rules, in our recognition of significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remain outstanding. This could have a negative impact on our earnings, earnings per share and the fair market value of our stock.

      Please  see  Section  12  in  this  Offer  to  Exchange   for   additional
information.

6. Why don't we simply grant more options without having your options cancelled?

      We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

      Please see Section 1 in this Offer to Exchange for additional information.

7.    Are you eligible to receive future grants if you participate in the offer?

      Yes. Participating in the offer will not affect in any way your eligibility to receive future option grants; however, if you participate in the offer, you will not be eligible to receive future option grants until the grant date of the new options.

      Please see Section 4 in this Offer to Exchange for additional information.

8. If the fair market value of our stock drops after you are granted the new options, will we make another similar offer?

      We are making the offer only at this time due to the financial conditions that have affected us and the fair market value of our stock. This is a discrete, one-time offer and you should take this into account in deciding whether to participate and whether to tender your options for exchange. It is impossible to predict whether we would ever make a similar offer in the future, but we have no present plan to do so.

      Please see Section 1 in this Offer to Exchange for additional information.

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9.    What do we and our Board of Directors think of the offer?

      Although our Board of Directors has approved the making of the offer, neither we nor our Board of Directors makes any recommendation as to whether you should or should not participate in the offer. You should not consider that approval a recommendation as to whether you should or should not participate in the offer. You must make your own decision whether or not to participate in the offer and tender your options for exchange.

      Please see Section 1 in this Offer to Exchange for additional information.

10.   How should you decide whether or not to participate in the offer?

      We understand that your decision whether or not to tender your options for exchange is an important decision. Tendering your options for exchange involves risks, which are set forth immediately after this Summary of Terms, including that there is no guarantee or assurance as to the future fair market value of our stock. The decision to participate must be your personal decision, and will depend largely on your assessment of your option holdings, your individual tax consequences, whether you expect to remain one of our employees and your assumptions about the future overall economic environment and performance of our business on the date of grant of the new options and thereafter.

      Please see the Section titled "Certain Risks of Participating in the Offer" in this Offer to Exchange for additional information.

                          The Basic Terms of the Offer

11.   What are the key dates of the offer?

Date                                        Event
----                                        -----

December 23, 2003........................   Commencement of the offer

January 23, 2004
(at midnight, Eastern Standard Time).....   Expiration of the offer

Promptly upon the expiration of
the offer................................   Cancellation of the tendered options

July 26, 2004
(at 12:01 a.m., Eastern Standard Time)...   Grant of the new options

      Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed election forms and withdrawal forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended. We may also cancel the offer in certain events.

      Please see Section 5 and Section 6 in this Offer to Exchange for additional information.

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12.   Who is eligible to participate in the offer?

      All of our employees are eligible to participate in the offer, including executive officers, whether or not also members of our Board of Directors. Non-employee members of our Board of Directors are not eligible to participate in the offer. Additionally, consultants and other independent advisors who provide services to us are not eligible to participate in the offer.

      Participation in the offer does not confer upon you the right to remain employed by us and, therefore, subject to applicable law, your employment may be terminated by us or by you at any time.

      If your employment terminates before the offer expires, you will be ineligible to participate in the offer. Any options you tendered for exchange will be automatically withdrawn, your tender will be voided and you will not receive new options. Your existing options will remain in effect subject to their terms.

      If your employment terminates after the expiration of the offer and before or on the grant date of the new options, you will not be granted new options and the options you tendered for exchange that we cancelled will not be reinstated.

      If your employment with us terminates after the grant date of the new options, you will already have been granted your new options and your rights with respect to those options will be governed by the provisions of our Employee Stock Option Plan and your new grant letter.

      Please see Section 2 in this Offer to Exchange for additional information.

13.   What options may be exchanged in the offer?

      We are offering to exchange all of your outstanding, unexercised options to purchase our common shares.

      Please see Section 2 in this Offer to Exchange for additional information.

14. How many new options will you receive in exchange for your tendered options?

      If you tender your eligible options for exchange, such options will be cancelled and you will be granted new options. The number of common shares issuable upon exercise of each new option will be equivalent to the number of common shares issuable upon exercise of the corresponding tendered option it replaces.

      Please see Section 3 in this Offer to Exchange for additional information.

15.   When will we grant the new options?

      We will grant the new options on the first business day which is at least six months and one day after the date the tendered options are accepted for exchange and cancelled.

      We will distribute new grant letters to eligible employees as soon as administratively practicable after the date of grant.

      Please see Section 5 in this Offer to Exchange for additional information.

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                             How the Exchange Works

16. What happens to your options if you decide not to participate in the offer?

      If you elect not to participate in the offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. They will retain their current exercise price.

      Please see Section 5 in this Offer to Exchange for additional information.

17. If you choose to tender your options for exchange, do you have to tender all of your options or can you just tender some of them?

      You are not required to tender all of your eligible options for exchange if you want to participate in the offer. However, if you choose to tender a portion of your eligible options for exchange, you must tender for exchange all options granted on any single date (or if the options have been partially exercised, the full unexercised portion of the options granted on that date), but you will not be required to tender for exchange options from other grants made on a different date or dates. For example, if in March 2001 you were granted an option to purchase 5,000 common shares ("Grant A") and in February 2002 you were granted an option to purchase 1,000 common shares ("Grant B"), you may either:

      o     choose not to tender any option;

      o     tender all of Grant A;

      o     tender all of Grant B; or

      o     tender all of Grant A and Grant B.

You may not tender a portion of Grant A and/or a portion of Grant B.

      Please see Section 3 in this Offer to Exchange for additional information.

18.   What if your eligible options are not vested? Can you exchange them?

      Yes. We are not taking into consideration whether or not your options have vested. Consequently, all options otherwise meeting the terms and conditions of the offer may be tendered for exchange, whether vested or not yet vested.

      Please see Section 2 in this Offer to Exchange for additional information.

19.   What will happen to the options you tender for exchange?

      We intend to cancel all options accepted for exchange promptly upon the expiration of the offer, at which time you will no longer have any rights pursuant to those options.

      Please see Section 5 in this Offer to Exchange for additional information.

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                            The Duration of the Offer

20. When does the offer expire? Can the offer be extended and, if so, how will you be notified if it is extended?

      The offer is scheduled to expire at midnight, Eastern Standard Time, on January 23, 2004. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Standard Time, on the business day immediately following the previously scheduled expiration date of the offer.

      Please see Section 6 in this Offer to Exchange for additional information.

21. If the offer is extended, how does the extension affect the grant date of your new options?

      If the offer is extended, the grant date of the new options will be similarly extended. We will not grant the new options on a date earlier than six months and one day after the cancellation of the options tendered for exchange.

      Please see Section 6 in this Offer to Exchange for additional information.

                 Vesting, Exercise Price and Term of New Options

22.   When will the new options vest?

      Subject to accelerated vesting upon the occurrence of certain events specified in our Employee Stock Option Plan, such as the death of the employee, each new option will vest in four equal annual installments commencing one year from the grant date and you will have no right to exercise the new options until they vest.

      Please see Section 9 in this Offer to Exchange for additional information.

23. What will the exercise price of the new options be? How will this be determined?

      The exercise price of each new option will be set by our Board of Directors, but in any event, shall not be lower than our Board's determination of the fair market value of a common share on the date of grant. Because we will not grant the new options until at least six months and one day following the date the tendered options are cancelled, we cannot predict on the date of this Offer to Exchange the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the options you tendered for exchange.

      Please see Section 9 in this Offer to Exchange for additional information.

24.   What will be the term of your new options and when will they expire?

      Each new option will expire on the fifth anniversary of the grant date.

      Please see Section 9 in this Offer to Exchange for additional information.

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25.   Will the other terms and conditions of your new options be the same as the corresponding terms and conditions of your options tendered for exchange?

      The options you tender for exchange were, and the new options will be, granted pursuant to our Employee Stock Option Plan. Consequently, the new options will be subject to substantially the same terms and conditions as the options they replace except as otherwise described in this Offer to Exchange.

      Please see Section 5 and Section 9 in this Offer to Exchange for additional information.

                   Tax Consequences; Tax Status of New Options

26. What are the tax consequences if you tender your options for exchange and receive new options?

      United States Tax Consequences. If you tender your options for exchange and receive new options, we do not believe that you will be required under current law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the tendered options. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes.

      Canadian Tax Consequences. If you tender your options for exchange and receive new options, we do not believe that you will be required under current law to recognize income for Canadian federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the tendered options. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, we believe that you will not be required under current law to recognize income for Canadian federal income tax purposes.

      United Kingdom Tax Consequences. If you tender your options for exchange and receive new options, we do not believe that you will be subject under current law to any UK tax at the time of the tender or upon our acceptance and cancellation of the tendered options. We believe that the exchange will be treated as a non-taxable exchange. Further, at the grant date of the new options, we believe that you will not receive a taxable benefit. We believe all taxes including National Insurance related to the options will be payable on exercise. The current grants were conditional upon employees entering into a joint election with their employer to transfer the employer's National Insurance liability on the exercise to the employee. The new grant will be on the same terms.

      Each employee, whether or not a resident of one of the above-mentioned countries, should consult with his or her own personal advisors (at his or her own expense) as to the tax consequences of participating in the offer. Tax consequences may vary depending on individual circumstances.

      Please  see  Section  14  in  this  Offer  to  Exchange   for   additional
information.

                   How to Elect to Tender Options For Exchange

27.   What should you do to tender your options for exchange?

      To participate in the offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later

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      than midnight,  Eastern Standard Time, on January 23, 2004, the expiration of the offer (or such later date and time if we extend the offer). If you are a non-United Kingdom-based employee, please submit the election form to: Mitel Networks Corporation, Office of the Corporate Secretary, attention Sandra Felskie, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7; fax number: (613) 592-7813. If you are a United Kingdom-based employee, please submit the election form to: Mitel Networks, Ltd., Human
      Resources   Department,   attention  Paul  Lloyd,   Mitel  Business  Park,
      Portskewett, Caldicot, NP26 5YR; fax number: 01291 436342.

      Please see Section 4 in this Offer to Exchange for additional information.

28.   What if we receive your election form after the expiration of the offer?

      We will not accept any election forms received by us after the expiration of the offer. There can be no exceptions to this deadline.

      Please see Section 4 in this Offer to Exchange for additional information.

29.   Can you withdraw your previously tendered options?

      Yes. To withdraw your tendered options, you must properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than midnight, Eastern Standard Time, on January 23, 2004, the expiration of the offer (or such later date and time if we extend the offer). If you are a non-United Kingdom-based employee, please submit the withdrawal form to: Mitel Networks Corporation, Office of the Corporate Secretary, attention Sandra Felskie, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7; fax number: (613) 592-7813. If you are a United Kingdom-based employee, please submit the withdrawal form to: Mitel Networks, Ltd., Human Resources Department, attention Paul Lloyd, Mitel Business Park, Portskewett, Caldicot, NP26 5YR; fax number:
01291 436342.

      If you wish to withdraw any tendered option, you must withdraw all of the tendered options from that option grant.

      Once you have withdrawn your tendered options, you may retender your options for exchange only by again following the delivery procedures described in this Offer to Exchange before the expiration of the offer.

      Please see Section 4 in this Offer to Exchange for additional information.

30. How will you know that we have accepted your tendered options for exchange?

      Promptly after we accept and cancel your properly tendered options, we will send you a confirmation statement indicating the number of options that we have accepted and canceled, the number of new options you are eligible to receive on the grant date and, subject to your fulfillment of the terms and conditions of the offer, a promise by us to grant you the new options on the grant date.

      Please see Section 5 in this Offer to Exchange for additional information.

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                                More Information

31.   How can you find out the details of your eligible options?

      You are being mailed, separately from this Offer to Exchange, a personal optionee statement detailing your outstanding options that are eligible for the offer. You can also obtain this information by contacting Julie Kozij at (613) 592-2122, extension 4130 or Sandra Felskie at (613) 592-2122, extension 3475.

      Please see Section 2 in this Offer to Exchange for additional information.

32.   Who can you talk to if you have questions about the offer?

      Any questions concerning the offer, this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, and any request for additional copies of any such documents, may be directed to Julie Kozij at
(613) 592-2122, extension 4130 or Sandra Felskie at (613) 592-2122, extension 3475; by email at 6plus1@mitel.com; or by mail to Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7. We cannot and will not provide you any advice regarding your decision whether or not to tender your options for exchange. If you are in any doubt as to the action you should take, or the contents of this Offer to Exchange, you should immediately consult your usual financial or tax advisor.

      Please see Section 1, Section 10 and Section 16 in this Offer to Exchange for additional information.

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                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

      Participation in the offer involves a number of potential risks, including those described below and elsewhere in this Offer to Exchange, including the tax implications noted in Section 14. You should carefully consider all of such risks and speak with your investment or tax advisor before deciding whether or not to participate in the offer. In addition, we strongly urge you to read this Offer to Exchange in its entirety and all other documents relating to the offer before deciding whether or not to participate in the offer.

   If the fair value of our stock increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options you will receive in exchange for them.

      The per-share exercise price of any new options granted to you will be set by our Board of Directors, but in any event, shall not be lower than the fair market value of a common share on the date of grant. Before the grant date of the new options, our shares could increase in value, and the exercise price of the new options could be higher than the exercise price of the options you tendered for exchange that we cancelled pursuant to the offer. If this happens, the new options you receive would be worth less than the cancelled options you tendered for exchange which were subsequently cancelled.

      For example, if you tender for exchange an option with a $4.00 exercise price, and our common shares appreciate to $6.00 per share by the time the new options are granted, your new option will have an exercise price of $6.00. As a result, you will have lost value by reason of participating in the offer.

   If your employment terminates at any time for any reason after the expiration of the offer and on or before the grant date of the new options, you will not receive new options and the options you tendered for exchange will not be reinstated.

      Once your existing options are cancelled, you will no longer have any rights with respect to those options. Accordingly, if your employment terminates for any reason at any time after the cancellation date of your tendered options and on or before the grant date of the new options, you will not have the benefit of either the cancelled options or the new options.

      This applies regardless of the reason for termination of your employment, including if such termination results from your voluntary resignation, involuntary termination due to lay-offs or otherwise, death or disability. Although we have no present intention of engaging in another round of lay-offs, we reserve the right to do so should economic conditions fail to improve significantly.

      Furthermore, if you receive new options pursuant to the offer and you are then terminated prior to the vesting of your new options, you will have lost the benefit of any vested options you may have owned that you tendered for exchange and we cancelled.

   Participation in the offer will make you ineligible to receive new option grants until July 26, 2004, at the earliest.

      Our employees are generally eligible to receive options at any time that our Board of Directors chooses to grant them. However, if you participate in the offer, you will not be eligible to receive new option grants until the grant date of the new options. Not participating in the offer, however, is no guarantee that you will be granted any options in that period.

   You will lose the potential benefit of any vested options you currently own that are cancelled in the offer.

      Even if the options you tender for exchange were vested or were scheduled to vest prior to the grant date of the new options, your new options will not vest, subject to acceleration upon the occurrence of certain events specified in our Employee Stock Option Plan, for at least one year from the grant date, thus depriving you of the right to completely exercise your options until July 26, 2008, at the earliest. Furthermore, if you tender your eligible options for exchange and you receive new options, until such new options vest you will be unable to exercise such options and sell the underlying shares even if our shares are at that time quoted on The Nasdaq Stock Market, if we list our shares on a securities exchange or our shares otherwise become freely tradeable.

   You may not receive any new options in exchange for options properly tendered and cancelled if we experience a change of control, reorganization or sale of assets.

      If we experience a change of control or a reorganization occurs before we grant the new options, we expect that the successor or purchaser would agree to assume the obligation to issue the new options. However, we cannot guarantee that any successor or purchaser would agree to assume any obligation to issue the new options. Therefore, it is possible that you may not receive any new options, securities of the surviving company or other consideration in exchange for the options you tendered for exchange if we are subject to a change of control, sell assets or otherwise reorganize before the new options are granted. In addition, the announcement of a change of control transaction before the grant date of the new options could have a substantial effect on the fair value of our stock, including substantial appreciation, which could reduce or eliminate potential benefits provided by the offer.

      The preceding paragraph describes the general consequences of a change of control or other reorganization generally. You may also be affected if we sell a division or business unit for which you work. In those circumstances, if you were transferred to the acquiring company, the acquiring company would likely not have to agree to issue new options pursuant to the offer. Consequently, if you are employed by the division or business unit that is sold and you do not continue to be employed by us following the sale, then the sale will constitute the termination of your employment with us for purposes of the offer. In those circumstances, you would not be entitled to receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your tendered options.

      We also reserve the right to take any action, including entering into a merger, asset purchase or sale or similar transaction, or shutting down a business unit, whether or not it adversely affects the grant of the new options pursuant to the offer or the likelihood that the new options will be granted.

                                    THE OFFER

1. Purpose of the Offer

      We consider stock options to be a critical component of employee compensation. They are intended to attract, retain, reward and motivate employees to align their interests with the interests of our stockholders though stock ownership.

      All of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current fair market value of our common shares, thus reducing their value as a means to develop the interest of and provide an incentive to our employees in our growth and development. By giving our employees the opportunity to exchange their outstanding eligible options for options that will be priced relative to market conditions at the replacement grant date, we are providing our employees with the potential to get more value from their options in the future, thereby creating an incentive for them to remain with us and contribute to meeting our business and financial objectives, as well as to create value for our stockholders. Consequently, we are making the offer only at this time due to the financial conditions that have affected us and the fair market value of our stock. This is a unique, one-time offer and our employees should take this into account in deciding whether to participate and tender their options for exchange.

      We have considered and determined not to simply grant additional options to our employees without canceling outstanding options because we strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share. Additionally, we are making the offer instead of lowering the price of your existing options because repricing outstanding options could result, under the financial accounting rules, in our recognition of significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remain outstanding. This could have a negative impact on our earnings, earnings per share and the fair market value of our stock.

      Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You should not consider that approval a recommendation as to whether you should or should not participate in the offer. You must make your own decision whether or not to participate in the offer and tender your options for exchange.

      This Offer to Exchange is important and requires your immediate attention. If you are in any doubt as to the action you should take, or the contents of this Offer to Exchange, you should immediately consult your usual financial or tax advisor. In the UK this will be your stockbroker or other independent financial or tax advisor duly authorized under the Financial Services and Markets Act 2000 who specializes in advising on the acquisition of shares and other securities.

2. Eligibility

      We are offering eligible employees the opportunity to exchange eligible options to purchase our common shares for new options to purchase our common shares, as described in detail below.

   Eligible Employees

      All of our employees are eligible to participate in the offer, including executive officers, whether or not also members of our Board of Directors. Non-employee members of our Board of Directors are not eligible to participate in the offer. Additionally, consultants and other independent advisors who provide services to us are not eligible to participate in the offer.

      Employees on an authorized leave of absence are eligible to participate in the offer. An authorized leave of absence is a leave of absence that has been approved in accordance with our policies and practices, at the end of which it is expected that you will return to active employment. Authorized leaves include approved family leave, administrative leave, education leave, personal leave and military leave. Deadlines are not extended for persons on authorized leaves of absence.

      Participation in the offer does not confer upon you the right to remain employed by us and, therefore, your employment may be terminated by us or by you at any time. Your rights in the event that you are no longer employed by us at any time with respect to the offer are as follows:

      o Termination before the expiration of the offer - If, for any reason, your employment with us terminates after you elect to exchange your options but before the expiration of the offer, you will not be eligible to participate in the offer. Therefore, any options that you tendered for exchange will be automatically withdrawn, your tender will be voided and your rights with respect to all of your options will continue to be governed by the provisions of our Employee Stock Option Plan pursuant to which they were granted.

      o Termination after the expiration of the offer and before the grant of the new options - If, for any reason, your employment with us terminates after the expiration of the offer and before the grant of the new options, the options that you tendered for exchange will have been cancelled and will not be returned to you, and you will not be granted any new options or any other consideration in exchange for them. This means that if you die, become disabled, retire or resign, with or without good reason, or we terminate your employment, after the expiration of the offer and before the grant of the new options, you will not receive anything for the tendered options that you tendered and we cancelled.

      o Termination after the grant of the new options - If your employment with us terminates after the grant of the new options, you will already have been granted your new options and your rights with respect to those options will be governed by the provisions of our Employee Stock Option Plan pursuant to which the tendered options were granted and your new grant letter. A description of the Employee Stock Option Plan can be found in Section 9 of this Offer to Exchange.

Your employment is "terminated" if you die, become disabled, retire or resign, or if your employment is terminated, either by us or by you.

   Eligible Options

      Eligible options include, and you may tender, all of your outstanding, unexercised options to purchase our common shares. The options must have been granted pursuant to our Employee Stock Option Plan.

      We are not taking into consideration whether or not your options have vested. Consequently, all options otherwise meeting the terms and conditions of the offer may be tendered for exchange, whether vested or not yet vested.

      The offer is only being made for outstanding, unexercised options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted a properly executed exercise form prior to the date you tendered the option for exchange will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

      As of December 19, 2003, options to purchase an aggregate of 13,101,574 common shares were eligible for exchange pursuant to the offer.

      You are being mailed, separately from this Offer to Exchange, a personal optionee statement detailing your outstanding options that are eligible for the offer. You can also obtain this information by contacting Julie Kozij at (613) 592-2122, extension 4130 or Sandra Felskie at (613) 592-2122, extension 3475.

3. Number of Options

      You are not required to tender all of your eligible options for exchange. However, if you choose to tender a portion of your eligible options for exchange, you must tender for exchange all options granted on any single date (or if the options have been partially exercised, the full unexercised portion of the options granted on that date), but you will not be required to tender for exchange options from other grants made on a different date or dates. For example, if in March 2001 you were granted an option to purchase 5,000 common shares ("Grant A") and in February 2002 you were granted an option to purchase 1,000 common shares ("Grant B"), you may either:

      o  choose not to tender any option;

      o  tender all of Grant A;

      o  tender all of Grant B; or

      o  tender all of Grant A and Grant B.

You may not tender a portion of Grant A and/or a portion of Grant B.

      The number of common shares issuable upon exercise of each new option will be equivalent to the number of common shares issuable upon exercise of the corresponding tendered option it replaces, so that you will receive one new option for every one option tendered for exchange.

4. Procedures for Participating in the Offer

      You do not have to participate in the offer and there are no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect in any way your employment status. Furthermore, participating or not participating in the offer will not affect in any way your eligibility to receive future grants of options; however, if you participate in the offer, you will not be eligible to receive the new options, pursuant to the terms of this offer, until the grant date of the new options. If you decide not to participate in the offer, you do not need to do anything.

   Proper Tender of Options

      To participate in the offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later than midnight, Eastern Standard Time, on January 23, 2004, the expiration of the offer (or such later date and time if we extend the offer). If you are a non-United Kingdom-based employee, please submit the election form to: Mitel Networks Corporation, Office of the Corporate Secretary, attention Sandra Felskie, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7; fax number: (613) 592-7813. If you are a United Kingdom-based employee, please submit the election form to: Mitel Networks, Ltd., Human Resources Department, attention Paul Lloyd, Mitel Business Park, Portskewett, Caldicot, NP26 5YR; fax number: 01291 436342.

      The election form must be executed by the employee who tendered the options to be cancelled. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on or attached to the election form.

      If you do not submit an election form prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed election form, you will be considered to have rejected the offer.

      The method of delivery of all documents, including your election form, is at your risk. If you wish to deliver your election form by regular mail, we urge you to mail the form sufficiently in advance of the expiration to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the terms regarding expiration and there can be no exceptions to the expiration time.

      You do not need to return your existing grant letter if you elect to accept the offer as it will be automatically cancelled if we accept your tendered options. You will be required to return your existing grant letter upon our request.

   Withdrawal Rights

      You may change your election and withdraw your tendered options from the offer only if you properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than midnight, Eastern Standard Time, on January 23, 2004, the expiration of the offer (or such later date and time if we extend the offer). If you are a non-United Kingdom-based employee, please submit the withdrawal form to: Mitel Networks Corporation, Office of the Corporate Secretary, attention Sandra Felskie, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7; fax number: (613) 592-7813. If you are a United Kingdom-based employee, please submit the withdrawal form to: Mitel Networks, Ltd., Human Resources
Department, attention Paul Lloyd, Mitel Business Park, Portskewett, Caldicot, NP26 5YR; fax number: 01291 436342.

      You may also withdraw your tendered options pursuant to Rule 13e-4(f)(2)(ii) of the Securities Exchange Act of 1934 if such tendered options have not been accepted by us for cancellation within 40 business days from the commencement of the offer.

      The withdrawal form must be executed by the employee who tendered the options to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on or attached to the withdrawal form.

      If you wish to withdraw any tendered option, you must withdraw all of your tendered options. You may not withdraw some but not all of your tendered options.

      The method of delivery of all documents, including your withdrawal form, is at your risk. If you wish to deliver your withdrawal form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

      Once you have withdrawn your tendered options, you may retender your options for exchange before the expiration of the offer only by again following the delivery procedures described in this Offer to Exchange.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of options or withdrawal of tendered options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may waive, as to all eligible employees, any defect or irregularity in any tender with respect to any particular options. We may also waive any of the conditions of the offer. If we waive any such defect, irregularity or condition as to one eligible employee, we will waive such defect, irregularity or condition as to all eligible employees. No tender of options or withdrawal of tendered options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5. Acceptance of Options for Exchange and Issuance of New Options

      The offer is scheduled to expire at midnight, Eastern Standard Time, on January 23, 2004. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time or from time to time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

      Upon the terms and subject to the conditions of the offer, we expect to cancel all options properly tendered and not validly withdrawn upon the expiration of the offer. If you elect to exchange your eligible options and you do so according to the procedures described in this Offer to Exchange, you will have accepted the offer. Our acceptance of your eligible options for tender will form a binding agreement between you and us on the terms and subject to the conditions of the offer upon the expiration of the offer.

      When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or pursuant to their corresponding grant letters. By tendering your options, you agree that the applicable grant letters will terminate upon our cancellation of your tendered options. Promptly after we accept and cancel your properly tendered options, we will send you a confirmation statement indicating the number of options that we have accepted and canceled, the number of new options you are eligible to receive on the grant date and, subject to your fulfillment of the terms and conditions of the offer, a promise by us to grant you the new options on the grant date.

      If your tendered options are accepted and cancelled, you will be granted your new options (unless your employment terminates for any reason after the expiration of the offer and before the grant of the new options) on the first business day that is at least six months and one day after the date your tendered options are accepted for exchange and cancelled. If we extend the offer, we will continue to accept properly completed election forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended.

      If you elect not to participate in the offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. They will retain their current exercise price and other terms and conditions pursuant to our Employee Stock Option Plan and the grant letter pursuant to which the options were granted.

6. Extension of Offer; Termination; Amendment

      We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us, in addition to the procedure set forth in Section 5, by giving oral or written notice of the extension to employees. If we extend the offer, we will continue to accept properly completed election forms until the new expiration, and the cancellation of the tendered options and the grant of the new options will be similarly extended. We do not expect to grant the new options on a date earlier than six months and one day after the cancellation of the options tendered for exchange.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement to employees. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) of the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to employees or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to employees in a manner reasonably designated to inform employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) of the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7. Conditions of the Offer

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) of the Securities Exchange Act of 1934, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of the options tendered for exchange:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      o make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

      o delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

      o materially impair the benefits we hope to receive as a result of the offer; or

      o materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

      (c) there shall have occurred:

      o  any  general  suspension  of trading in, or  limitation  on prices for,
         securities   on   any   national   securities   exchange   or  in   the
         over-the-counter market;

      o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      o the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      o any significant decrease in the market price of the common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common shares;

      o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

      o any decline in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 23, 2003;

      (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the new option grants;

      (e) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      o any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the SEC before December 23, 2003;

      o  any such  person,  entity  or group  that has filed a  Schedule  13D or
         Schedule 13G with the SEC before December 23, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding common shares; or

      o any person, entity or group shall have filed a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

      (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8. Price Range of Common Shares

      Our common shares are not listed for trading on any United States, Canadian or other stock exchange, there are currently no plans to list the common shares on any stock exchange within the next six months or otherwise, and there is no guarantee that any such listing will be completed in the future. Furthermore, we can give no assurance that such a listing will not be sought. There is no market through which our common shares may be sold or resold.

9. Consideration; Terms of New Options

   Consideration

      The sole consideration that you will receive for the options you tender for exchange will be the right to receive the new options pursuant to the terms of the offer. The number of common shares issuable upon exercise of each new option will be equivalent to the number of common shares issuable upon exercise of the corresponding tendered option it replaces.

      The issuance of new options pursuant to the offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits instead of options or any right of continued employment.

   Terms of New Options

      The following description of the new options and of our Employee Stock Option Plan is only a summary of general terms and is not complete. This description is subject to, and qualified in its entirety by reference to the actual provisions of the Employee Stock Option Plan and the terms of specific grants set forth in your individual grant letters, including the new option grants described in this Offer to Exchange. We recommend that you review all of the provisions of our Employee Stock Option Plan before making a decision whether or not to tender your options. Please contact Julie Kozij at (631) 592-2122, extension 4130 or Sandra Felskie at (631) 592-2122, extension 3475 to request copies of the Employee Stock Option Plan or you can access a copy on our intranet. Copies of the Employee Stock Option Plan will accompany the grant letter provided to you on the grant date of your new options.

   Description of New Options

      Term. Each new option will expire on the fifth anniversary of its grant date.

      Vesting. Subject to accelerated vesting upon the occurrence of certain events specified in our Employee Stock Option Plan, such as the death of the employee, each new option will vest in four equal annual installments commencing one year from its grant date and you will have no right to exercise the new options until they vest.

      Exercise Price. The exercise price of the new options will be set by our Board of Directors, but in any event, shall not be lower than our Board's determination of the fair market value of a common share on the date of grant of the new options. Because we will not grant the new options until after the expiration date of the offer, we cannot predict on the date of this Offer to Exchange the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the options you tendered for exchange.

      SEC Registration. Our common shares, including common shares underlying eligible options and the new options, have not been or we intend that they will not be, as the case may be, registered pursuant to the United States Securities Act of 1933, as amended, or any state securities laws, the securities laws of Canada or any province thereof, or the securities laws of any other country or governmental subdivision thereof, nor are such shares listed on any national securities exchange as defined in the Securities Exchange Act of 1934.
Therefore, there are significant restrictions on the resale of our common shares. The common shares may not be resold unless registered pursuant to applicable securities laws or an exemption from registration is available pursuant to applicable securities laws. The terms of our articles of incorporation also prohibit any transfer of common shares without the consent of our Board of Directors.

      Other Terms and Conditions. The new options will be granted pursuant to our Employee Stock Option Plan, pursuant to which the options you tendered for exchange were granted. Consequently, except as otherwise described above, the new options will be subject to the same terms and conditions as the options they replace.

   Description of the Employee Stock Option Plan

      As of December 19, 2003, there were 9,504,755 common shares available for issuance pursuant to our Employee Stock Option Plan. The common shares underlying any option tendered for exchange and canceled will return to the pool of authorized but unissued shares underlying options under the Employee Stock Option Plan. The following is a summary of general terms of our Employee Stock Option Plan and is subject to, and qualified in its entirety by the actual provisions of our Employee Stock Option Plan.

      Administration. The Compensation Committee administers our Employee Stock Option Plan. The Compensation Committee has the sole and absolute discretion to determine which participants are granted options pursuant to our Employee Stock Option Plan.

      Exercise. An optionee may at any time within the exercise period elect to purchase all or a portion of the option shares which such optionee is then entitled to purchase by delivering to our Secretary a completed Notice of Exercise, specifying the date of grant of the option being exercised, the exercise price of the option and the number of option shares the optionee desires to purchase. The Notice of Exercise shall be accompanied by payment in full of the purchase price for such option shares. Payment can be made by cash, certified check, bank draft, money order or the equivalent payable to the order of Mitel Networks Corporation or by such other means as may be specified by the Committee. Without limiting the foregoing, after an initial public offering, the Committee may permit an optionee to pay the exercise price of the option by authorizing a third party (a broker) to sell option shares acquired upon exercise of the option and remitting to us a sufficient portion of the sale proceeds to pay the entire exercise price (and any tax withholding resulting from such exercise).

      Exercise Price. Prior to our initial public offering, if our common shares are not listed on a securities exchange, the exercise price per common share underlying an option shall be determined by our Board of Directors (but in no event less than their determination of the fair market value of a common share on the date of grant).

      After our initial public offering, the exercise price per common share purchasable pursuant to an option shall be no less than (a) the average of the daily high and low board lot trading price of the common shares for the five (5) trading days preceding the date of grant, rounded to the next highest cent, if the common shares are listed on a securities exchange in Canada, (b) the average of the daily high and low sales price of the common shares reported in the consolidated reporting system in the United States for the five (5) trading days preceding the date of grant, rounded to the next highest cent, if the common shares are not listed on a securities exchange in Canada, or (c) the fair market value of a common share on the date of grant, as reasonably determined by the Compensation Committee, if the sales price of the common shares is not reported in the consolidated reporting system in the United States.

      Adjustments  Upon  Certain  Events.  Unless  otherwise  determined  by the
Compensation Committee or our Board of Directors, any options outstanding immediately prior to the occurrence of a change in control (defined as (a) the acquisition by any person other than us or any of our affiliates of beneficial ownership of our securities representing 20% or more of the combined voting power of our then outstanding securities; or (b) the occurrence of a transaction requiring approval of our shareholders involving the acquisition of us by an entity through purchase of assets, by amalgamation or otherwise), but which are not then exercisable, shall become fully exercisable upon the occurrence of a change in control. Unless otherwise determined by the Compensation Committee or our Board of Directors at or after the date of grant, all such outstanding options shall be cashed out at the change in control price (defined as the highest price per common share paid in any transaction reported on a securities exchange or paid or offered in any bona fide transaction related to a potential or actual change in control of us at any time during the five trading days (or if the common shares are not listed on any securities exchange and are not quoted for trading on a United States automated quotation system, during the three-month period) preceding the change in control, as determined by the Compensation Committee or our Board of Directors), less the applicable exercise price for such options, as of the date such change in control is determined to have occurred, or as of such other date as the Compensation Committee or our Board of Directors may determine prior to the change in control. Outstanding options may only be cashed out, as described above, if the change in control price is higher than the exercise price for such outstanding options. Further, the Compensation Committee or our Board of Directors shall have the right to provide for the conversion or exchange of any outstanding options into or for options, rights or other securities in any entity participating in or resulting from the change in control. The Compensation Committee or our Board of Directors shall also have the right to determine, in its discretion, that options outstanding, but which are not then exercisable, shall not become exercisable and shall be canceled in the event of a change in control.

      Transferability of Options. Options granted under the Employee Stock Option Plan are not assignable or transferable by the optionee or subject to any other alienation, sale, pledge or encumbrance by such optionee except by will or by the laws of descent and distribution.

      Plan Amendment and Termination. Except as otherwise required in the Employee Stock Option Plan, our Board of Directors shall have the right, in its sole discretion, to alter, amend, modify or terminate the Employee Stock Option Plan or any option granted under the Employee Stock Option Plan at any time without notice.

      No Stockholder Rights. Employees have no stockholder rights with respect to any of our common shares subject to outstanding options until the options are exercised in accordance with the provisions of the Employee Stock Option Plan.

10. Information Concerning Mitel Networks Corporation

      We design, develop, market and sell voice, video and data products and services to address the business communications needs of enterprise and small business customers. Products and services are sold individually or offered as a solution, which is a combination of products and/or services designed to address specific communications needs. Our portfolio of products includes voice, video and data systems, desktop phones and applications for contact centers, speech-enabled unified communications, collaboration, video conferencing and wireless communications. Our traditional products are based on circuit switched Private Branch Exchange, or PBX, telephone systems that utilize Time Division Multiplexing, or TDM, technology in which communications are delivered across both the public and private telephone networks through actual switched circuits that maintain a hard-wired connection across the entire communication path. Private Branch Exchange systems are telephone systems that switch calls between users on local lines, while allowing all users to share a certain number of external telephone lines. Our Internet Protocol (IP)-based communications systems are designed to leverage Internet Protocol technology which is a method by which packetized data is sent from one device to another device via the Internet, Local Area Network (LAN) or Wide Area Network (WAN). Within the technology industry, this type of communication is commonly referred to as Voice Over Internet Protocol, or VoIP. In addition, the combination of voice, video and data transferred over a single network is often referred to as converged communications.

      We currently serve the small business market (2-50 employees), the small to medium enterprise market (51-500 employees) and the corporate major enterprise market (greater than 500 employees) through communications products, applications and services. We address these markets through a distribution network of direct sales offices, an indirect channel distribution network of resellers, communications service providers (also known as carriers), systems integrators, and technology providers. Products are sold to organizations internationally and are supported by a regional presence in major areas of operations.

      The address of our principal executive offices is 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7. We have additional offices in Virginia, Wales and Hong Kong. Our telephone number is (613) 592-2122. Our Internet address on the World Wide Web is http://www.mitel.com. Information contained on our website does not constitute a part of this Offer to Exchange. Questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the election form and related documents should be directed to Julie Kozij at
(613) 592-2122, extension 4130 or Sandra Felskie at (613) 592-2122, extension 3475, or by email at 6plus1@mitel.com.

      The following table summarizes certain of our consolidated financial data for the periods indicated. The summary financial information set forth below for the two fiscal years ended April 27, 2003 and April 28, 2002, has been derived from the audited financial statements contained in our annual report on Form 20-F for the year ended April 27, 2003. More comprehensive financial information is included in the Form 20-F for the fiscal year ended April 27, 2003, and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 20-F for the fiscal year ended April 27, 2003.

Statement Of Operations Data
(in millions, except per share data)

                                                      Years Ended              Ten          Forty-Six
                                               ------------------------    Weeks Ended     Weeks Ended
                                               April 27,      April 28,     April 27,      February 16,
                                                 2003           2002          2001           2001(1)
                                               ---------      ---------    -----------     ------------
Revenue .................................       $ 543.1        $ 560.2        $121.4          $515.0
Cost of sales ...........................         339.8          331.0          64.4           291.0
Gross margin ............................         203.3          229.2          57.0           224.0

Research and development ................          63.5           92.2          20.1            74.2
Selling, general and administrative .....         185.0          228.5          47.0           202.2
Purchased in-process research and .......                                                       --
 development ............................                         --            20.7            --
Special charges .........................          21.5           11.7          --              14.8
Loss on disposal of business ............          --              2.4          --              --
Amortization of acquired intangibles ....          45.4           68.6          12.9             2.7
Operating income (loss) .................        (112.1)        (174.2)        (43.7)          (69.9)

Other expense, net ......................          (1.4)          (5.3)         (0.7)         N/A
Income tax (expense) recovery ...........           4.3           (0.2)         (0.9)         N/A
Net loss ................................       $(109.2)       $(179.7)       $(45.3)         N/A

Net loss per share:
  Basic and diluted .....................       $  (0.97)      $  (1.73)      $ (0.45)        N/A

Weighted average number of common .......         113.1
 shares outstanding .....................         106.8          100.0                        N/A
Ratio of earnings to fixed charges ......          (2)            (2)           (2)           N/A
Book value per share ....................       $   2.82       $   2.69       $  2.51         N/A

----------
(1)   Represents the audited financial information of our predecessor business.

(2) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and minority interest. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. Earnings were not sufficient to cover fixed charges by $109,200,000, $179,700,000 and $44,400,000 for the fiscal years ended
      April 27, 2003, April 28, 2002 and the ten weeks ended April 27, 2001, respectively.

                                               As at       As at       As at
                                             April 27,   April 28,   April 27,
Balance Sheet Data                             2003        2002        2001
(in millions)                                ---------   ---------   ---------

Cash and cash equivalents                    $  32.4     $   5.7      $  8.4
Other current assets                           177.9       207.0       237.3
Property and equipment                          36.8        46.4        45.5
Other assets                                    10.7        66.2       127.8
                                             -------     -------      ------
Total assets                                 $ 257.8     $ 325.3      $419.0
                                             =======     =======      ======

Current liabilities                          $ 203.7     $ 217.1      $203.2
Other liabilities                               65.8        33.9        10.3
Redeemable common shares                        44.7        43.0        --
Capital stock                                  285.9       261.1       251.3
Other capital accounts                          (1.3)        0.2        (0.5)
Accumulated deficit                           (341.0)     (230.0)      (45.3)
                                             -------     -------      ------
Total liabilities and shareholders' equity   $ 257.8     $ 325.3      $419.0
                                             =======     =======      ======

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and Our Common Shares

      As of December 19, 2003, our executive officers and directors (7 persons) as a group held outstanding option awards to purchase a total of 3,927,000 common shares.

      The following table sets forth the ownership of each of our executive officers (as defined in the Securities Act of 1933) and directors of options outstanding as of December 19, 2003.

                                             Number of Options     Percentage of
                                                to Purchase        Total Options
Name of Beneficial Owner                       Common Shares        Outstanding
------------------------                     -----------------     -------------
Dr. Terence H. Matthews (1) ...........              30,000            *

Donald W. Smith .......................           2,000,000          13.3%

Paul A.N. Butcher .....................           1,500,000           9.8%

Peter D. Charbonneau (1) ..............              72,000            *

Kirk Mandy (1) ........................              56,000            *

Sir David Rowe-Beddoe (1) .............              44,000            *

Steven Spooner ........................             225,000           1.5%

All directors and executive officers
as a group (7 persons) ................                              26.7%

----------
*     Less than 1%

(1)   Not eligible to participate in this offer.

      Except as noted below, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past 60 days.

      On October 31, 2003, we converted mandatory convertible debentures into common shares at a conversion price of $2.00 per share. Pursuant to such conversion, Mr. Butcher was issued 40,498 shares, Mr. Mandy was issued 53,935 shares and Sir Rowe-Beddoe was issued 13,483 shares. On the same date, we converted promissory notes of Wesley Clover Corporation, a company owned by Dr. Matthews, into 20,448,875 shares at a conversion price of $2.00 per share. All conversions are subject to price protection for twelve months.

      On August 31, 2001, we entered into an Amended and Restated Shareholders' Agreement with Zarlink Semiconductor Inc., Power Technology Investment Corporation and Mitel Systems Corporation, a company indirectly controlled by Dr. Matthews, our Chief Executive Officer. Such agreement was amended as of May 3, 2002.

      By way of private letter agreements between Mr. Butcher, Mr. Smith and Dr. Matthews dated March 1, 2002, Dr. Matthews granted to Mr. Butcher and Mr. Smith options to purchase our common shares owned by Mitel Systems Corporation. Proceeds of the exercise of any such options will be payable by Mr. Smith and Mr. Butcher to Mitel Systems Corporation. Such options vest in 25% increments on the first, second, third and fourth anniversaries of Mr. Smith's start date (April 2, 2001) and Mr. Butcher's start date (February 16, 2001). A similar, oral agreement was entered into between Mr. Charbonneau and Dr. Matthews on February 16, 2001. As of December 19, 2003, none of these options have been exercised.

      Except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

      During the past 60 days, (i) we have not granted any options to purchase our common shares to our executive officers or directors and (ii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options to acquire common shares.

12. Accounting Consequences of the Offer

      All of our employees hold outstanding options with exercise prices significantly higher than the current fair market value of our common shares. We believe it is in our best interests and those of our stockholders to offer these employees the opportunity to exchange their outstanding options for a lesser number of options that will be priced relative to market conditions at the replacement grant date. Therefore, we are providing our employees with the potential to get value from their options in the future. We could simply lower the exercise price of these outstanding options, which would enable these employees to immediately exercise vested options at a lower price. However, we are making the offer instead of lowering the price of existing options because repricing outstanding options could result, under the financial accounting rules, in our recognition of significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remain outstanding. This could have a negative impact on our earnings, earnings per share and stock price.

      If any of our employees who tender options in conjunction with this offer were granted options prior to the grant date of the replacement options, we would be required, in certain circumstances, under financial accounting rules to recognize significant charges in our financial statements. We do not intend to grant any such options.

      In addition, we expect the accounting rules regarding stock options to change and that the new rules will require us to recognize charges in our financial statements. We further expect the new rules to apply to stock option exchange transactions similar to this offer. Whether we will incur an expense in our financial statements as a result of this offer or as a result of granting the new options will depend on several factors, including the effective date of and the method of transition to the new rules.

13. Legal Matters; Regulatory Approval

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of options and issuance of new options to employees as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation pursuant to the offer to accept any tendered options for exchange is subject to conditions, including the conditions described in Section 7.

      If we are prohibited by applicable laws or regulations from granting new options on or after the date we expect to grant the new options (expected to be July 26, 2004), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered and your tendered options will not be reissued to you.

14. Material Tax Consequences

   United States Income Tax Consequences

      The following is a summary of the tax consequences of the cancellation of eligible options and grant of new options for eligible employees subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all employees. In addition, this summary does not address the effects of state and local tax laws. Please note that tax laws change frequently and, occasionally, on a retroactive basis. Employees considering exchanging their options are urged to consult with their own tax or financial advisors. No private letter ruling nor opinion of counsel will be sought regarding the tax consequences to you as a result of an exchange of options.

      Option Cancellation. We do not believe that you will be required to recognize any income for U.S. Federal income tax purposes solely as a result of the cancellation of an eligible option.

      Grant of New Options. You will not be subject to U.S. Federal income tax when the new options are granted to you.

      Exercise of New Options. When you exercise the new options, you will be subject to tax at ordinary income tax rates on the difference between the fair market value of our common shares on the date of exercise and the exercise price. However, if your new option is an incentive stock option, you will not be subject to tax on exercise except for alternative minimum tax on such difference, provided you satisfy the holding periods described below.

      Sale of Shares. If you acquire shares upon the exercise of your new options, the subsequent sale of the common shares generally will give rise to capital gain or loss equal to the difference between the sale price and the fair market value of those common shares on the date the options are exercised. This capital gain or loss will be treated as long-term or short-term depending on whether you held the shares for more than one year following the exercise of the new options.

      Dividends. If you exercise your new options, you may be entitled to receive dividends. You will be subject to tax on any dividends received, including Canadian withholding tax. You will not be entitled to dividends before you exercise your new options.

      Withholding and Reporting. Withholding and reporting for income and employment tax are required when you exercise your new nonqualified options. Withholding is not required upon exercise of an incentive stock option unless the option is sold before the end of the required holding period. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

   Canadian Income Tax Consequences

      The following is a general summary of the tax consequences of the cancellation of current options and grant of new options for eligible employees subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (including the province in which you reside), nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their current options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      For purposes of this general summary, it is assumed that both currently and at the time that the new options will be granted, the shares of Mitel Networks Corporation are not listed on a stock exchange or on the NASDAQ and that Mitel Networks Corporation is not controlled by non-resident persons, public corporations or a combination thereof.

      Option Cancellation. We do not believe that you will be required to recognize any income for Canadian income tax purposes solely as a result of the cancellation of an eligible option.

      Grant of New Option. You will not be subject to tax when the new option is granted to you.

      Exercise of New Option. You will not be subject to tax when the new option is exercised by you.

      Sale of Shares. You will be subject to tax when you subsequently sell the shares on the difference between the fair market value of the shares on the date of exercise and the exercise price (the "benefit"). If the options were granted at less than fair market value, you will be subject to tax on the entire benefit unless you exercise and hold the shares for at least two years. If the options are granted at fair market value, one-half of the benefit will be subject to tax. In either situation the benefit will be subject to tax at your applicable marginal tax rate.

      In addition to the above-described taxable benefit, you will also realize a capital gain or suffer a capital loss upon the sale of the shares on the difference between the sale price of the shares and their adjusted cost base (the "gain"). Income tax will be assessed on only one-half of the gain at your marginal income tax rate. You are strongly advised to consult your tax advisor with respect to the income tax consequences of disposing of your shares.

      With respect to the adjusted cost base of shares acquired upon the exercise of options, you should note that such shares retain their own cost base (generally, the fair market value on the date of exercise) and are deemed to be disposed of in the order in which the options were granted.

      One-half of any loss arising on the sale of the shares may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

      Withholding and Reporting. Your employer will report the benefit recognized upon the sale of the shares to the Canada Customs and Revenue Agency. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you sell you shares.

      Your  employer  will   withhold   income  tax  and  Canada   Pension  Plan
contributions on the amount of the benefit.

   United Kingdom Income Tax Consequences

      The following is a summary of the tax consequences of the cancellation of eligible options and grant of new options for eligible employees subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Please note that tax laws change frequently and, occasionally, on a retroactive basis. Employees considering exchanging their options are urged to consult with their own tax or financial advisors. No private letter ruling nor opinion of counsel will be sought regarding the tax consequences to you as a result of an exchange of options.

      Option Exchange. We do not believe that you will receive a taxable benefit solely as a result of the exchange of an eligible option for a new option.

      Grant of New Option. You will not be subject to income tax when the new options are granted to you.

      Exercise of New Options. When you exercise the new options, you will be subject to income tax and National Insurance on the difference between the market value of our common shares on the date of exercise and the exercise price. You will be subject to employees' class one National Insurance contributions on the same figure as for income tax and will in addition be required to pay the employer's secondary National Insurance contributions.
Payments you make in respect of employer's secondary National Insurance contributions are ordinarily deducted for the purposes of calculating the amount of the gain subject to United Kingdom income tax on the exercise of the new options.

      Changes to the Company statutes before a public offering. Further to the Finance Act 2003 it is conceivable that changes to our statutes might enhance the value of your shares post exercise of your options and that this might trigger an income tax liability on the difference in value of the shares before and after the changes. It is considered that this is unlikely, but it would be possible to enter into a joint election at the time the shares are acquired on the exercise of the option. The effect of such an election could be to pay more income tax when the election is made, and in general less or no income tax would be payable on future events. The change was introduced by the Finance Act 2003 and does not result from acceptance by you of the offer to exchange old options for new options.

      Sale of Shares. The subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the fair market value of those shares on the date the options are exercised.

      This capital gain or loss will be subject to the capital gains tax regime and you should consult your usual tax advisor as to the impact of the annual exemption and taper relief.

      Dividends. If you exercise your new options, you may be entitled to receive dividends. You may be subject to income tax on any dividends received, including Canadian withholding tax. You will not be entitled to dividends before you exercise your new options.

   Withholding and Reporting.

      Liabilities for Income tax and National Insurance will be dealt with in the UK by your employer under PAYE as appropriate and if not you will be required to report the income tax liability yourself under the self assessment rules.

      You will be notified of any United Kingdom withholding taxes at the time of exercise and/or sale of the shares.

15. Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

16. Additional Information

      We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

      o Our annual report on Form 20-F for the fiscal year ended April 27, 2003;

      o Our Report of Foreign Private Issues on Form 6-K dated and filed on June 27, 2003; and

      o The description of our common shares contained in our registration statement on Form 20-F, filed on August 26, 2002, including any
         amendments   or  reports   filed  for  the  purpose  of  updating  that
         description.

      These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Word Wide Web, located at http://www.sec.gov.

      We will provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Julie Kozij at
(631) 592-2122, extension 4130 or Sandra Felskie at (631) 592-2122, extension 3475, or by email at 6plus1@mitel.com.

      As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and the Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in the Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17. Forward Looking Statements

      This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange , the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

18. Miscellaneous

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange, the election form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   Appendix A

Basis of Presentation

      The accounts of Mitel Networks Corporation are maintained in Canadian dollars and have been prepared in compliance with accounting principles generally accepted in the United States of America for the purposes of this Offer to Exchange. Mitel Networks Corporation also provided audited consolidated financial statements to its shareholders prepared in accordance with accounting principles generally accepted in Canada.

Foreign Currency Exchange Rates

      On December 10, 2003, the Noon Buying Rate was CDN$1.00 to US$0.7646. The high and low exchange rates (i.e., the highest and lowest rates at which Canadian dollars were sold), the average exchange rate (i.e., the average of the exchange rates on the last day of each full month during the period) and the period end exchange rate of one Canadian dollar in exchange for United States (U.S.) dollars for each of the applicable periods, as calculated from the exchange rates reported by the U.S. Federal Reserve, are set forth below:

                                           Period
                                             End    Average     High       Low
                                           ------    ------    ------    ------
U.S. Dollars
Fiscal Year Ended April 27, 2003 ......    0.6880    0.6864    0.6941    0.6690
Fiscal Year Ended April 28, 2002 ......    0.6397    0.6372    0.6657    0.6200
Ten Week Period Ended April 27, 2001       0.6486    0.6448    0.6696    0.6333
Forty-six Week Period Ended
     February 16, 2001 ................    0.6507    0.6656    0.6889    0.6410
Fiscal Year Ended March 31, 2000 ......    0.6878    0.6810    0.6968    0.6607
Fiscal Year Ended March 26, 1999 ......    0.6607    0.6627    0.7054    0.6341

      The high and low exchange rates of one Canadian dollar in exchange for U.S. dollars for each of the six months preceding the filing of this Offer to Exchange are set forth below:

                                                    High         Low
                                                   ------       ------
            U.S. Dollars
            November 2003....................      0.7723       0.7457
            October 2003.....................      0.7680       0.7398
            September 2003...................      0.7454       0.7165
            August 2003......................      0.7267       0.7121
            July 2003........................      0.7490       0.7052
            June 2003........................      0.7506       0.7253


                                      - i -